Exhibit A

The undersigned, Bain Capital Credit Member, LLC, a Delaware limited liability company, and BCC Redwire Aggregator, L.P, a Delaware limited partnership, hereby agree and acknowledge that the information required by this Schedule 13D, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  November 10, 2022

BAIN CAPITAL CREDIT MEMBER, LLC

By:	/s/ Michael Treisman
	Name:	Michael Treisman
	Title:	Managing Director and General Counsel

BCC REDWIRE AGGREGATOR, L.P.

By:	Bain Capital Credit Member, LLC its general partner

By:	/s/ Michael Treisman
	Name:	Michael Treisman
	Title:	Managing Director and General Counsel